                                                                    Exhibit 99.6

                                                              September 27, 1995


Ford Motor Company
The American Road
Dearborn, MI  48121

                              LETTER OF AGREEMENT

         This Letter of Agreement (the "Agreement") sets forth the terms and conditions under which Georgeson & Company Inc. ("Georgeson") has been retained by Ford Motor Company ("Ford") as Information Agent for its upcoming exchange offer (the "Offer"). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

        1. During the term of the Agreement, Georgeson will: provide advice and consultation with respect to the planning and execution of the Offer; assist in the preparation and placement of newspaper ads; assist in the distribution of Offer documents to brokers, banks, nominees, institutional investors, and other shareholders and investment community accounts; answer collect telephone inquiries from shareholders and their representatives; and, if requested, call individuals who are registered holders or non-objecting beneficial owners.

        2. Ford will pay Georgeson a fee of Twenty Thousand Dollars ($20,000.00), of which half is payable in advance per the enclosed invoice and the balance at the expiration of the Offer, plus an additional fee to be mutually agreed upon if the Offer is extended more than thirty days beyond the initial expiration date. A total of 4,000 incoming and/or outgoing calls is included in the base fee. If Georgeson is requested to call individuals who are holders of the issue, Ford will pay Georgeson an additional sum computed on the basis of $3.00 per call for all incoming and/or outgoing calls exceeding 4,000, which fee will include all telephone charges other than directory assistance charges. In addition, Ford will reimburse Georgeson for reasonable costs and expenses incurred by Georgeson in fulfilling the Agreement, including but not limited to: expenses incurred by Georgeson in the preparation and placement of newspaper ads, including typesetting and space charges; postage and freight charges incurred by Georgeson in the delivery of Offer documents; printing costs; charges for the production of shareholder lists (paper, computer cards, etc.), statistical analyses, mailing labels or other forms of information requested by Ford or its agents and other expenses or disbursements authorized by Ford or its agents.

        3. If requested, Georgeson will provide you a list of brokers and banks forwarding Offer material to beneficial owners and forward their bills to you for payment.

        4. Georgeson hereby agrees not to make any representations not included in the Offer documents.

        5. Ford agrees to indemnify and hold Georgeson harmless against any loss, damage, expense (including, without limitation, legal and other related fees and expenses), liability or claim arising out of Georgeson's fulfillment of the Agreement (except for any loss, damage, expense liability or claim arising out of Georgeson's own negligence or misconduct). At its election, Ford may assume the defense of any such action. Georgeson hereby agrees to advise Ford of any such liability or claim promptly after receipt of any notice thereof. The indemnification contained in this paragraph will survive the term of the Agreement.

        6. Georgeson agrees to preserve the confidentiality of all non-public information provided by Ford or its agents for our use in providing services under this Agreement, or information developed by Georgeson based upon such non-public information.

            By executing the Agreement below the undersigned agrees to be bound by its terms.

ACCEPTED:                                              Sincerely,

FORD MOTOR COMPANY                                     GEORGESON & COMPANY INC.


By:   /s/ E. S. Acton                                  By: /s/ Donna M. Ackerly
   ---------------------------                            ----------------------
                                                           Donna M. Ackerly
                                                           Director
Title:  Assistant Treasurer
       -----------------------

Date:    9/27/95